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                                                                    EXHIBIT 99.8


                            [Text of Press Release]


FOR IMMEDIATE RELEASE
FEBRUARY 3, 1997


                 ARV ASSISTED LIVING, INC. ANNOUNCES COMPLETION
                          OF TENDER OFFER FOR LIMITED
                  PARTNERSHIP UNITS OF SENIOR INCOME FUND L.P.

                 COSTA MESA, CALIFORNIA, FEBRUARY 3, 1997 - ARV Assisted
Living, Inc. (NASDAQ: ARVI) announced today that it has been advised by its depositary that based on a preliminary count, 283,811 units of limited partnership interests in Senior Income Fund L.P. were tendered and not withdrawn in response to the tender offer by LAVRA, Inc., a wholly-owned subsidiary of ARV Assisted Living, Inc.

ARV Assisted Living, Inc. said the cash tender offer expired at Midnight, New York City time, on Friday, January 31, 1997, and that it had instructed the depositary that it accepted for payment all properly tendered units.

ARV Assisted Living, Inc. is one of the largest operators of licensed assisted living facilities in the United States based on number of residents. The Company is a fully integrated provider of assisted living accommodations and services that operates, acquires and develops assisted living facilities.

Questions and requests for assistance and other information should be directed to Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, telephone (800) 854-9486.

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